Exhibit 99.1

News release	22 February 2011

AUSTAR 2010 Full Year Results

Key Highlights

For the twelve months ended 31 December 2010

(compared to the same period in 2009, unless otherwise stated)

•                  Total subscribers increased 3% to 764,219

•                  Total ARPU in Q4 2010 increased 3% to $85.08 on Q4 2009;

•                  Churn was stable at 1.30%

•                  MyStar penetration at 31% of residential subscriber base (193,588 subscribers);

•                  Revenue increased 5% to $711 million

•                  Operating Expenses increased 0.3% to $147 million;

•                  Cash Capital Expenditure decreased 12% to $100 million

•                  Operating Cash Flow* increased 6% to $245 million;

•                  Free cash flow increased 58% to $65 million.

Austar United Communications (“AUSTAR”, ASX: AUN) today released its audited results for the full year ended 31 December 2010, highlighting that despite a difficult consumer climate, the subscription television business continued to perform.

In 2010, 22,572 customers joined the service, with total television subscribers increasing to 764,219. With additional product uptake and stable tier penetration, ARPU continued to grow, ending the fourth quarter at $85.08. MyStar, AUSTAR’s personal digital recorder, continued its strong trajectory, increasing by 60,861 to 193,588 subscribers, or 31 percent of residential subscribers. Of these, 70,917 took up MyStar HD, following the launch of AUSTAR’s HD product and 13 HD channels at the end of 2009. Customer churn for 2010 was consistent at 1.30% .

Chief Executive Officer, Mr John Porter, said: “In 2010, Regional Australia emerged from a difficult financial crisis, and although some parts of the economy are looking better than ever, householders are still careful with their spending. Coupled with this, the free to air sector trebled its channel offering to 16 in many of our markets. Despite this challenging environment, AUSTAR continued to not only grow new subscribers but we also maintained our existing base, and are very pleased with the results.

“We continued our emphasis on developing quality products and services and mid-year we launched AUSTAR AnyWhere, a well received download and streaming to PC service. We also launched the very first 3D broadcast in Australia and dedicated suites of high definition channels for events such as the Vancouver Olympics and the Delhi Commonwealth Games. Meanwhile, a year on from the launch of HD, more than 70,000 customers take our HD services.”

AUSTAR United Communications Limited

Locked Bag A3940, Sydney South, NSW 1235 | ABN 88 087 695 707

Operating Cash Flow (OCF) for the twelve months increased by six percent to $245 million compared to the previous corresponding period, reflecting a five percent increase in revenue to $711 million but almost no change in operating expenses of $147 million. Cash capital expenditure for the year decreased 12 percent to $100 million, a reflection of the reduced cost of MyStar boxes and more efficient installation processes. Free cash flow for the 12 months ending 31 December was up 58 percent to $65 million.

Mr Porter said: “Despite our varied product launches, the business continued its strong focus on cost control and this is reflected in our decrease in capital expenditure and levelling off of operational expenditure. Managing this cost containment while continuing to grow our OCF at six percent further demonstrates our ability to achieve operating leverage.”

AUSTAR recently announced the sale of its 2.3GHz and 3.4GHz spectrum licences to NBN Co. for $120 million. Today the Company also announced the sale of its mobile customer base to M2 Telecommunications for approximately $2 million. Mr Porter said, “AUSTAR is looking forward to the opportunities that will be presented by the National Broadband Network, so it makes sense to streamline our activities as we develop new products which can take advantage of the new network.”

Following the spectrum sale and the Company’s five year debt extension announced on 21 December, the Company is continuing discussions with the Australian Taxation Office regarding the proposed $200 million distribution to shareholders.  Mr Porter noted that spectrum sale proceeds would form part of the proposed $200 million distribution and that the Company would advise the market when more detail becomes available.

Mr Porter also spoke about the outlook for the year. “2011 has already presented many challenges to regional Australia, Queensland in particular. While we believe the number of severely impacted AUSTAR homes is less than 10,000, the widespread damage and cleanup effort will also have a short-term impact on our ability to generate new sales in these areas. Overall we believe the OCF impact on AUSTAR will be less than $3m for 2011.”

Mr Porter concluded “Looking ahead, there are some very good opportunities for AUSTAR. We are protecting our key content, ensuring exclusivity for major programming, and working with our channels to ensure they are developing strong, niche brands. We’ll be launching new channels such as ESPN 2, LifeStyle HD and LifeStyle Home, capitalising on the home improvement trend, and we’re also looking forward to launching AUSTAR AnyTime, which will offer more on-demand and preview programming of our exclusive content.”

ENDS

Notes:

1 Operating Cash Flow — Revenue less Operating Expenses (excluding stock based compensation expense, foreign exchange gain/(loss), share of associates and significant items).

AUSTAR Contact:

Deanne Weir

Group Director, Corporate Development

m. 0402 865 300

e. dweir@austar.com.au

Emma Rackley

Group Manager, Corporate Affairs

m: 0422 823 000

e: erackley@austar.com.au

Austar United Communications (AUSTAR) www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 760,000 customers enjoying satellite digital television services. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.